Exhibit 99

Southcoast Financial Corporation


FOR IMMEDIATE RELEASE:





                        Southcoast Financial Corporation
                         Completes Common Stock Offering

Mt. Pleasant, SC, October 28, 2005, / PRNewswire / - Southcoast Financial Corporation (NASDAQ: SOCB) today announced completion of a public common stock offering totaling 1,400,000 shares priced at $21.50 per share. Morgan Keegan & Company, Inc., the sole underwriter of the offering has a thirty day option to exercise the issuance of an additional 210,000 shares. Issuance of the new shares brings the Company's total shares outstanding to 4,946,079.

     "We are very pleased at the  response we received to this  offering,"stated
L. Wayne Pearson, Chairman and Chief Executive Officer. "We are pleased that the market demonstrated its confidence in our strategy and management by their enthusiastic response."

     Southcoast Financial Corporation is the holding company of Southcoast Community Bank, a commercial bank operating seven offices in Mt. Pleasant, Johns Island, West Ashley, Moncks Corner, Summerville and Goose Creek, SC. In addition, a new branch is planned to open in November of 2005 on Dorchester Road in Dorchester County, South Carolina. As of September 30, 2005, Southcoast had total assets of approximately $427.8 million, total loans of approximately $340.6 million and total deposits of approximately $303.5 million.

SOURCE Southcoast Financial Corporation
Contact:  Robert M. Scott, Executive Vice President and CFO
          Phone (843) 216-3012
          E-mail bscott@southcoastbank.com